[LOGO- USANA, INC.]

                           3838 West Parkway Blvd.
                     Salt Lake City, Utah  84120-6336
                               (801) 954-7100

          1997 USANA, Inc. Distributor Stock Purchase Plan

     1. Nature and Purpose of the Plan. The purpose of this 1997 USANA, Inc. Distributor Stock Purchase Plan (the "Plan") is to provide an additional incentive to participating Distributors (as hereinafter defined) of USANA, Inc., a Utah corporation ("USANA" or the "Company") by enabling them to acquire a stock ownership interest in the Company, to assist the Company to attract and retain persons of ability and commitment as independent distributors of USANA, and to entice and encourage such persons to exert their best efforts on behalf of USANA.

     2. Definitions. As used in this document, the following capitalized terms will have the meaning indicated:

     (A) "Board" will mean the board of directors of the Company.

     (B) "Broker-Dealer" will mean the broker-dealer, bank, trust company or other entity appointed by the Committee to service the Plan and act as its independent agent as provided hereinafter.

     (C) "Committee" will mean the Compensation/Stock Option Committee of the Board, or, in the absence of any such Committee, the Executive Committee of the Board, which administers the Plan.

     (D) "Common Stock" will mean the Company's Common Stock, no par value.

     (E) "Distributor" will mean an individual, partnership, corporation or other legal entity whose completed "Distributor Application and Agreement" has been received and accepted by the Company and which continues in full force and effect.

     (F) "Distributor Application and Agreement" will mean the official, approved USANA Distributor Application and Agreement form in effect and use by the Company from time to time in the jurisdiction in which a Distributor resides.

     (G) "Participant" will mean any Distributor who is participating in the Plan.

     (H) "Plan" will mean this USANA, Inc. 1997 Distributor Stock Purchase Plan, as the same may from time to time be amended.

     (I) "Servicing Agreement" will mean the "Distributor Stock Purchase Plan Servicing Agreement" entered into by the Company with the Broker-Dealer and any successor Broker-Dealer.

     (J) "Shares" will mean shares of USANA, Inc. Common Stock, no par value, which may be purchased from time to time under this Plan.

     3. Eligibility and Participation. Participation in the Plan will be subject to the following conditions:

     (A) Each active and effective Distributor in good standing with minimum weekly commission compensation of $200.00 may participate in the Plan, provided, however, that contributions to the Plan may only be made by a Participant if the terms and conditions of the Plan and the Enrollment Forms are complied with, as provided below.

     (B) Participation in the Plan is entirely voluntary. Each Distributor electing to participate in the Plan must evidence that election (and any changes thereof, including without limitation any election to cancel participation in the Plan as provided in Section 6, below) on such forms as shall be supplied by the Company, including without limitation the USANA Distributor Stock Purchase Plan Enrollment Form (collectively the "Enrollment Forms") and in accordance with such administrative rules and procedures as may be established by the Committee.

     (C) Participation in the Plan by an eligible Distributor will be effective as of the first day of the calendar month following receipt and approval of the completed Enrollment Forms.

     4. Contributions to Plan; Accounts. Contributions to the Plan will be made solely by the Participants. The Company will make no contributions to the Plan. All contributions will be subject to the following:

     (A) Participants' Elected Deduction Contributions

          (i) Each Participant whose weekly gross commission (the "Commission Amount") is $200 (U.S. two hundred dollars) or more may elect to have an amount (the "Elected Deduction") not to exceed 10 percent thereof, but in any event not less than $20 (U.S. twenty dollars) and not in excess of $500 (U.S. five hundred dollars) withheld by USANA by deduction from the Participant's weekly Commission check and contributed to the Participant's Account (as defined below) in lieu of otherwise receiving such amount of compensation.
The Company may adjust as necessary the amount of a Participant's Elected Deduction Contributions to comply with the aforementioned contribution parameters, resulting in an "Eligible Deduction Amount." The Commission Amount is a gross amount, before deduction of the Elected Deductions, and may, as provided in the Distributor Application and Agreement and in USANA's Policies and Procedures, be subject to offsets and further reductions, including without limitation, outstanding product payments and expenses. Therefore, no Elected Deduction will be deducted from the Commission check during any week that the net amount payable to Distributor after application of all such offsets and reductions is less than the Eligible Deduction Amount, computed as provided above, notwithstanding the Commission Amount earned by the Participant may actually exceed such threshold. Commissions may not be "rolled" or aggregated with future Commission Amount payments for purposes of making contributions or determining eligibility of a Distributor under the Plan.

          (ii) The election under (i), above, (and any modifications or changes thereof) will be made on the Enrollment Forms. Termination of an election to make Elected Deductions must be made in writing to the Company, in accordance with the rules and procedures as shall be established by the Company.

     (B) Participants' Direct Contributions.   A Participant, at the sole
election of the Participant and provided the Participant is otherwise entitled to participate in the Plan in all other respects hereunder, may make direct contributions to an Account for the purchase of Shares, subject to the terms and conditions of the Account Agreement.

     (C) Accounts.

          (i) Upon enrollment and upon acceptance and approval by the Broker-Dealer, a separate brokerage account will be opened with the Broker-Dealer to reflect each Participant's interest under the Plan (each, an "Account"). Each Participant's Eligible Deduction Amount will be forwarded weekly by the Company to the Broker-Dealer. The Broker-Dealer (or the Company, as the case may be) may commingle such contributions with the contributions of all other Participants eligible to participate during such period (a "Commission File") to purchase Shares and fractional interests in Shares as provided by and subject to the terms and conditions of the Servicing Agreement.

          (ii) Each Account established for a Participant may be used by that Participant only for transactions in the Company's securities as provided by this Plan and by the Enrollment Forms and the Servicing Agreement. The relationship between the Broker-Dealer and a Participant with respect to the Account and any successor account or program and transactions therein will be governed by a separate written agreement of terms and conditions between the Broker-Dealer and the Participant (an "Account Agreement"), which constitutes part of the Enrollment Forms. Each Account Agreement, unless it is previously terminated, will survive the termination of the Servicing Agreement and each Account Agreement is subject to amendment and modification in accordance with its terms without notice to or consent from the Company.

          (iii) All Shares will be held in each Account in the name of the Broker-Dealer or its nominee, unless otherwise directed by the Participant for whom the Account is maintained, in which case, however, the Participant may be subject to a fee payable to the Broker-Dealer for registration and delivery of the Shares involved.

          (iv) All cash dividends paid on Shares received in an Account will be reinvested by the Broker-Dealer in additional Shares to the extent possible.

          (v) The Broker-Dealer is responsible to provide each Participant with a report at least quarterly of Shares acquired for the Participant's Account under the Plan. No other purchases may be made through the Account while the Participant is participating in the Plan and no securities other than Shares may be held in such Account during such period.

          (vi) The Broker-Dealer will transmit to each Participant all proxy statements, annual reports, meeting notices and other shareholder communications received from the Company with respect to Shares acquired pursuant to and held under the Plan in the Participant's Account. Proxies will be voted with respect to full Shares held in a Participant's Account in accordance with a Participant's instructions duly delivered to the Broker-Dealer.

     5. Purchases of Shares. All purchases of Shares will be subject to the following terms as well as the terms and conditions of the Servicing Agreement and policies and procedures that may be adopted by the Committee.

     (A) Purchases of Shares will be made on behalf of Participants' Accounts within 30 days of receipt of a Commission File for the Participants included in such file. The Broker-Dealer has full discretion as to all matters relating to purchases of Shares, including without limitation, determining the number of Shares, if any, to be purchased on any day or at any time of that day, the prices paid for such Shares, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made.

     (B) No fees, commissions or other charges in connection with the purchase of Shares under the Plan will be paid by or otherwise charged to Participants or their Accounts.

     (C) If purchases of Shares are made over a period of time, the Shares so purchased will be allocated to each Account based on the average price paid for all Shares purchased in connection with the processing of the Commission File to which such purchases apply.

     (D) Unless there is on file with the Securities and Exchange Commission of the United States an effective registration statement covering the Shares which are newly issued shares of Common Stock or shares of Common Stock held for resale by an affiliate of the Company, all purchases under the Plan will be limited to open market purchases. Purchases made on behalf of Participants who are not residents of the United States will be made only in compliance with such federal, state or provincial or other governmental rule or regulation applicable to such purchases.

     (E) Subject to the foregoing, Shares purchased by the Broker-Dealer on the open market may be made on any stock exchange in the U.S. where the Common Stock is traded, in the over-the-counter market, or by negotiated transactions on such terms as the Broker-Dealer may reasonably determine at the time of purchase. Any Shares purchased by the Broker-Dealer from the Company or from an affiliate, if permitted hereunder, will be made in accordance with applicable requirements. Neither the Company nor any Participant will have any authority or power to direct the time or the price at which Shares are purchased, or the selection of the broker or dealer through or from whom purchases are made.

     6. Sales of Shares. Participants may sell some or all of the whole or fractional Shares in their Account by following the procedures contained in their Account Agreement. Each Participant is solely responsible for the expenses, including without limitation any commissions, administrative fees, taxes or other costs incurred or payable in connection with the transfer, sale or other disposition of Shares from the Participant's Account.

     7.     Termination of Participation under the Plan.

     (A) Voluntary Cancellation; Other Termination. A Participant's participation in the Plan shall immediately terminate if and when:

          (i) the Participant voluntarily elects to cancel its participation in the Plan (such cancellation to be effective as of the date of receipt by the Company of a properly executed Termination Form evidencing such termination);

          (ii) the Participant ceases to be eligible to participate in the Plan by reason of the termination of the Participant as a Distributor, the Participant's death (if an individual), dissolution or liquidation, or otherwise; or

          (iii) the Participant has made no Distributor Contributions under the Plan for a continuous period of twelve months.

     Upon any termination of participation under this subsection (other than by reason of a Participant's death), any funds contributed by the Participant that remain in the Participant's Account shall be paid to the Participant, without payment of interest thereon, and any Shares credited to the Participant's Account shall be delivered to the Participant, provided, however, that Participant may convert its Account to a standard broker account with Broker-Dealer, subject to the terms of the Account Agreement and provide for other disposition of the Shares thereunder. Upon termination of participation by reason of a Participant's death, the Participant's Account shall be disbursed in accordance with the terms and conditions of the Account Agreement.

     (B) Participation Following Termination. A Participant whose participation in the Plan is terminated may, after a period of six (6) months from the date participation is terminated, elect to again participate in the Plan so long as the Participant continues to be a Distributor in good standing, is otherwise eligible to do so, and completes and delivers to the Company appropriate enrollment materials.

     8. No Assignment of Plan Interests. No rights of a Participant under this Plan, including without limitation such Participant's rights in and to its Account, are assignable by the Participant by operation of law or otherwise. Any attempt by a Participant or other person to assign, alienate, or create a security interest in or otherwise encumber, any of the Participant's interest under the Plan, or to subject the same to attachment, execution, garnishment or other legal or equitable process shall be void.

     9. Responsibility of the Company and Broker-Dealer. Neither the Company nor the Broker-Dealer will be responsible or liable for any act done in good faith or for any good faith act or omission to act, including, without limitation, the failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or any act or omission to act with respect to the prices at which Shares are purchased or sold for a Participant's Account or the times at which such purchases or sales are made.

     10.     Expenses; Reports.

     (A) All expenses of administering the Plan, including the maintenance of Participant's Accounts, will be paid or otherwise borne by USANA as expressly provided by this Plan and the Servicing Agreement. The Company's incurrence and payment of such expenses shall not be deemed to be a contribution by the Company to any Participant or to any Participant's Account.

     (B) Each Participant will be furnished reports by the Broker-Dealer on a quarterly basis as provided elsewhere in this Plan and under the terms of the Account Agreement.

     (C) Each Participant is solely responsible for the payment of any and all expenses, including without limitation any commissions or taxes, payable in connection with the transfer or sale or other disposition of any Shares from its Account and other expenses under the Account Agreement.

     11. Administration. The Plan will be administered by the Committee, which shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring on the Committee at any time or from time to time may be filled by appointment by the Board. Any and all decisions or determination of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.
The Committee may, from time to time, adopt rules and regulations for carrying out the purposes of the Plan. The determinations and interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Notwithstanding the foregoing, the Committee may appoint a bank, trust company, registered broker-dealer or other appropriate entity to serve as Broker-Dealer of the Plan or agent for the Committee. The Broker-Dealer's duties shall include establishing and maintaining a separate Account for each Participant, purchasing Shares on behalf of Participants' Accounts, maintaining records of each Participant's Account and furnishing to Participant's the reports required by the Plan. The Committee shall direct the Broker-Dealer with regard to its duties under the Plan, but shall do so through a written Servicing Agreement. The Committee may employ accountants, legal counsel and other agents to assist in the performance of its duties under the Plan. All reasonable expenses of the Committee in connection with its administration of the Plan shall be borne by the Company as provided in this Plan.

     12. Transfer of Shares to Participants. As a condition to the purchase of any Shares for the benefit of, or the transfer of any Shares to a Participant pursuant to the Plan, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any law or regulation, including, but not limited to a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the Participant's acquisition of such Shares and are endorsed upon the certificates therefore.

     13.     Effective Date; Termination; Modification.

     (A) The effective date of the Plan is June 1, 1997. The Plan will terminate on May 31, 2007, the tenth (10th) anniversary of the effective date thereof, unless earlier terminated in accordance with the following paragraph. No Shares may be purchased pursuant to the Plan subsequent to its termination.

     (B) The Committee may at any time and from time to time amend, modify, suspend or terminate the Plan at its sole and exclusive discretion.

     (C) Notice of any amendment, modification, suspension, or termination of the Plan will be sent to all Participants.

     (D) Promptly after any termination of the Plan, each Participant will receive any funds contributed by the Participant that remain in, and the Shares credited to, Participant's Account as of the date of termination without interest thereon and subject to the additional terms and conditions contained in the Account Agreement and the Servicing Agreement.

     14.     Interpretation.

     (A) If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

     (B) This Plan shall be governed by the laws of the State of Utah, United States of America.

     (C) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the singular or plural number, or to the masculine, feminine or neuter gender, shall be a reference to such other number or gender, as the case may be, as is appropriate.

     ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS, EFFECTIVE THE 1st DAY OF JUNE 1997.


               ______________________________________
               Corporate Secretary